Exhibit 10.49

State of South Carolina	)
LEASE AGREEMENT
County of Greenville	)

THIS LEASE AGREEMENT (the “Lease”), first made and entered into on the 30th day of November, 2012 by and between EZE Management Properties Limited Partners, hereinafter called “Landlord” and Rockwell Medical, Inc., hereinafter called “Tenant”;

WITNESSETH:

WHEREAS, the Landlord is the owner of certain property in Greenville County, South Carolina, as outlined in red on the survey entitled “As-Built Survey Calgon Corporation & EZE Management Properties Limited Partnership”, a copy of which is attached hereto as Exhibit C (the “Survey”); and

WHEREAS, the Landlord desires to lease to Tenant and Tenant desires to lease from Landlord all that certain 57,000 square foot building located at 604 High Tech Court, Greer, South Carolina, as more fully set out below, as shown on the Survey;

NOW, THEREFORE, Landlord and Tenant covenant and agree as follows:

ARTICLE I

GRANT AND TERM

1.01 Premises. The Landlord, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned reserved and contained, to be paid, kept and performed by the Tenant, by these presents does lease and rent to the said Tenant, and said Tenant hereby agrees to lease and take upon the terms and conditions which hereinafter appear a 57,000 square foot building (the “Building”) including approximately 2,000 square feet of office space and approximately 55,000 square feet of warehouse space and related improvements (herein called “Demised Premises”) as shown on the floor plan attached hereto as Exhibit B, together with the exclusive right to use all driveways, parking areas, sidewalks, loading docks and service areas and other improvements and facilities shown on Exhibit C. The Building is further shown on the drawing “Calgon Lot 21 & Part of Lot 22 of a Subdivision Entitled: Riverbanks Energy Center Section 4, Greenville County S.C.” made by Gray Engineering Consultants, Inc., a copy of which is attached hereto as Exhibit C.

In addition, Landlord agrees to allow Tenant the use of the adjacent lot outlined in yellow on the attached Exhibit A for the parking of trucks and vehicles and for no other purpose during the Term. The Landlord reserves the right to sell or use this property during the Term of this Lease, with adequate notice to Tenant.

1.02 Term. The term of this Lease shall commence on March 1, 2013 (the “Lease Commencement Date”) and continue for a period of two (2) years to end on February 28, 2015, (the “Term”).

1.03 Option. Tenant, at Tenant’s option, may renew this Lease for a Third (3rd) Year ending February 28, 2016 upon the same terms and conditions as are contained in this Lease specifically including, but not limited to, the amount of rent and additional rent specified in the Lease. Should Tenant decide to exercise the option to renew the Lease for a Third (3rd) Year, written notice must be provided to Landlord no later than March 5, 2014.

1.04 Delivery of Demised Premises. Landlord shall deliver the Demised Premises to Tenant in its current “As-Is” condition upon full execution of this Lease.

ARTICLE II

RENT

2.01 a. Payment of Rent. Tenant’s obligation to begin payment of Rent shall be the date Landlord delivers the Demised Premises to Tenant, which date is scheduled to be March 1, 2013, (the “Rental Commencement Date”). Tenant shall pay to Landlord without notice, demand, and, except as otherwise expressly provided herein, without reduction, abatement, set off or any defense, minimum base rent (the “Base Rent”) in equal monthly installments, in advance, on or before the first day of each month. If the Rental Commencement Date is a date other than the first day of a calendar month, the Base Rent shall be prorated daily from such date to the first day of the next calendar month and paid on the Rental Commencement Date.

2.01 b. Rent DuringTerm. The annual Base Rent during the Term shall be One Hundred Eighty-Five Thousand Two Hundred Fifty and 00/100 Dollars ($185,250.00) payable in equal monthly installments of Fifteen Thousand Four Hundred Thirty-Seven and 50/100 Dollars ($15,437.50).

2.02 Additional Rent. Tenant shall be responsible for the payment of certain costs relating to real estate taxes and insurance premiums, each being specifically detailed in Article IV and Article V respectively.

a. Taxes. Tenant will pay any and all taxes, documentary stamps or assessments of any nature imposed or assessed upon Tenant’s occupancy of the Demised Premises or upon Tenant’s furniture, furnishings, trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Demised Premises and owned by or in the custody of Tenant promptly as all such taxes or Assessments may become due and payable without any delinquency. If applicable in the jurisdiction where the Demised Premises are located, Tenant will pay and be liable for all sales, use and inventory taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid Landlord by Tenant under the terms of this Lease. Such payment will be made by Tenant directly to such governmental body if billed to Tenant, or if billed to Landlord, such payment will be paid concurrently with the payment of Base Rent, or such other charge upon which the tax is based, all as set forth herein. Notwithstanding the foregoing, Tenant will have the right, at its sole cost and expense, to contest any tax contemplated by this Section provided that Tenant will send Landlord notice of Tenant’s intent to contest such taxes. Landlord will reasonably cooperate with Tenant in connection with such contest, at no expense to Landlord.

b. Reimbursement of Landlord’s Cost of Insurance. As Additional Rent, Tenant shall pay its Proportionate Share (defined below) of the cost of any insurance premiums which Landlord is required to carry under Section 5.01 (a) and Article XI.

c. Other Additional Rent Provisions. Any amounts required to be paid by Tenant under this Article II and any charges or expenses incurred by Landlord on behalf of Tenant shall be considered Additional Rent payable in the same manner and upon the same terms and conditions as the Base Rent reserved )hereunder. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Base Rent. Tenant’s obligations for payment of Additional Rent shall begin to accrue on the Rental Commencement Date. As used in this Lease Agreement, the term “Rent” shall include Base Rent and Additional Rent, except as otherwise expressly provided to the contrary.

2.03 Additional Rent Estimated and Paid Monthly. The Real Estate Taxes and Insurance Premiums to be paid by Tenant shall be estimated at the beginning of each calendar year or partial calendar year during the Term and Tenant shall pay to Landlord one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Term. Within thirty (30) days following the end of each calendar year or, if earlier, the end of the term of this Lease, Landlord shall submit to Tenant a statement of the actual amount of Real Estate Taxes and Insurance Premiums for such calendar year, and within thirty (30) days after receipt of such statements, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Landlord shall, at Landlord’s option, credit the amount of such overpayment toward the next installment of Real Estate Taxes and/or Insurance Premiums, or refund the amount of such overpayment to Tenant within thirty (30) days, which such obligation shall survive the termination of the Lease. If the Rental Commencement Date of the Term shall fall on other than the first day of. the calendar year, or if the Expiration Date shall fall on other than the last day of the calendar year, Tenant’s share of the Real Estate Taxes and Insurance Premiums for such calendar year shall be apportioned pro rata.

2.04 Estimated Additional Rent for Year 1. The estimate of the Additional Rent for the first Lease year is shown on Exhibit D, attached hereto.

2.05 Penalty. In the event that any monthly installment of rent is not received by Landlord on or before the tenth (10th) day from which said rent is due, Tenant agrees to pay to Landlord, as a penalty each month during which the installment remains unpaid, an additional sum equal to the $750.

2.06 Tenant’s Proportionate Share. Tenant’s “Proportionate Share” shall be a fraction, the numerator of which is the gross leasable area of the Demised Premises and the denominator of which is the greater of (i) the gross leasable area of the buildings depicted on Exhibit A, or (ii) the gross leasable area of all of the buildings existing on the land depicted on Exhibit A at the time Tenant’s payment is due, excluding any buildings or land that are separately assessed or insured, as the case may be.

ARTICLE III

HOLDING OVER

3.01 Rent for Holding Over Period. In the event Tenant remains in possession of the Demised Premises after the termination of the Term, same shall be construed to be a tenancy from month to month, and said rent during hold over shall remain the same as the Base Rent for the first six (6) months of the hold over period to be paid upon the same terms and conditions as specified herein. Rent after the first six (6) months of the hold over period will be negotiated prior to any additional hold over or lease extension period. In the event that Tenant holds over, Tenant and Landlord agree to give the other party no less than ninety (90) days advance notice to vacate the Demised Premises.

ARTICLE IV

TAXES/ASSESSMENTS

4.01 Real Property Taxes. Throughout the term of this Lease, Landlord shall pay any and all real estate taxes, storm water management fees and or sanitation charges payable on or with respect to the Premises, including land and building, as and when the same shall come due. Landlord shall use Landlord’s best efforts to keep any tax increases on the real estate to a minimum (including the utilization of tax assessment appeal procedures where Landlord’s attorney or tax advisor feel an appeal is well advised). Tenant shall reimburse Landlord those costs of such taxes and other charges as referenced above that are applicable solely to the Demised Premises, or its Proportionate Share thereof if applicable to more than the Demised Premises, in a timely manner upon receipt of a copy of the paid tax bill each year.

4.02 Personal Property Taxes. Tenant shall timely pay directly to the applicable governmental taxing authorities any and all taxes with respect to any and all of Tenant’s personal property which shall at any time be situated in, at or about the Demised Premises, including, but not limited to Tenant’s leasehold improvements, trade fixtures, inventory and personal property.

ARTICLE V

INSURANCE

5.01 Required Coverage by Tenant. Tenant covenants and agrees that from and after the date of occupancy by the Tenant, Tenant will carry and maintain, at its sole cost and expense, the insurance required to be carried by Tenant under Paragraphs (b) and (c) below. Landlord covenants and agrees that, from and after the date of occupancy by Tenant, Landlord will carry and maintain the insurance required to be carried by Landlord under Paragraph (a) below and Article XI. All such policies of the insurance shall be issued by insurance companies with a rating of not less than “A”, if available, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located.

a. Landlord’s Insurance. Throughout the term of this Lease, Landlord covenants and agrees to carry Property Insurance Special Form (formerly known as All-Risk insurance) on the Premises providing insurance protection against damage or destruction by fire and other casualties, and rent abatement and liability insurance, insured under a standard extended coverage endorsement and other items required to be covered by Landlord pursuant to Article XII. Said insurance shall be in the amount equal to the full replacement value of the permanent improvements thereon under a policy or policies issued by solvent and responsible insurance companies authorized to do business in the State of South Carolina. Landlord and Tenant hereby grant to each other, on behalf of any insurer providing insurance to either Landlord or Tenant as required by this Lease covering the Premises, improvements thereon or contents thereof, a waiver of any right .of subrogation by any such insurer that each may acquire against the other by virtue of payment of any loss under such insurance. The parties hereby mutually and on behalf of their insurers, waive their respective rights of subrogation to the extent covered by insurance. Such waivers shall stand mutually terminated as of the date either Landlord or Tenant ceases to be empowered to grant same.

b. Tenant’s Insurance. Liability insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Demised Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $1,000,000.00 and to have general aggregate limits of not less than $1,000,000.00 for each policy year. The insurance coverage required under this Paragraph 5.01 (b) shall, if available, extend to any liability of Tenant arising out of the indemnities provided for in Article VI and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability insurance policy or policies must apply separately to the Demised Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. Notwithstanding the foregoing, Tenant shall have the right to carry the liability insurance provided above in the form of a blanket insurance policy, covering additional items or locations or insureds, provided, however, that: (i) Landlord, and any’ other patties in interest designated by Landlord to Tenant, from time to time, shall be named as additional insureds thereunder as its interests may appear; (ii) the coverage afforded Landlord and such other parties designated by Landlord will not be reduced or diminished by reason of use of such blanket policy of insurance; and (iii) any such policy shall provide, at a minimum, for the minimum liability limitations hereinabove provided in this Article V with respect to Tenant’s interests in and to the Demised Premises.

c. Tenant shall also carry insurance covering all of the items included in Tenant’s leasehold improvements, if any, trade fixtures, merchandise and personal property from time to time in, on or upon the Demised Premises, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the term, providing protection against perils included within the standard specialty property form fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief.

d. Each insurance policy required above shall: (i) name the other party, as well as any mortgagee of Landlord, as an additional insured; (ii) provide that a certificate evidencing such insurance shall be delivered to the. other party prior to possession of the Demised Premises by Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate; (iii) contain a provision that the insurer will give to the other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance’; ,and (iv) be written as a primary policy which does not contribute to and is not in excess of coverage which the other party may carry. Notwithstanding the provisions of subparagraph (iii) of the preceding sentence, each party shall be responsible for providing the other with at least twenty-five (25) days notice in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amount of insurance.

ARTICLE VI

INDEMNIFICATION

6.01 a. Tenant shall defend, indemnify and hold harmless the Landlord from and against any and all claims, losses, liabilities, causes of action, damages, or expenses, whether due to damage to the Demised Premises, claims for injuries to persons or property, or administration or criminal action by a governmental authority, where such claims arise out of or from or related to the use or occupancy of the Demised Premises by Tenant, its agents, employees, invitee, visitors, customers, or licensees, including costs and reasonable attorney fees incurred by Landlord to defend itself against any such claims, damages or expenses.

b. Landlord shall not be liable to Tenant for any damages, losses or injuries to the persons or property of Tenant which may be caused by the acts, neglect, omissions or faults of any persons, firms or corporations, except when such injury, loss or damage results from the negligence or the unlawful or willful acts of Landlord, his agents or employees or contractors. All personal property placed or moved into the Premises or building shall be at the risk of Tenant or the owner thereof, and Landlord ‘shall not be liable to Tenant for any damage to said personal property except for damage which is covered by insurance required to be carried by Landlord hereunder and except for damage resulting from the negligence or the unlawful or willful acts of Landlord, its employees, agents, or contractors. Each party shall maintain at all times during the Term of this Lease or any Renewal Terms thereof, an insurance policy or policies in any amount or amounts sufficient to indemnify the other or pay the other’s damages, if any, resulting from any matters set forth hereinbefore.

c. In case Landlord or Tenant shall be made a party to any litigation commenced against the other party, then the other party shall protect and hold Landlord or Tenant, as applicable, harmless and shall promptly pay all costs, expenses and reasonable attorney fees incurred or paid by Landlord or Tenant, as applicable, in connection with such litigation.

d. Notwithstanding any contrary provision (of this Lease, Tenant will look solely (to the extent insurance coverage is not applicable or available) to the interest of Landlord (or its successor as Landlord hereunder) in the Premises for the satisfaction of any judgment or other judicial process requiring the payment of money as a result of any negligence or breach of this Lease by Landlord or its successor or of Landlord’s managing agent (including any beneficial owners, partners, corporations and/or others affiliated or in any way related to Landlord or such successor or managing agent).

ARTICLE VII

MAINTENANCE OF PREMISES

7.01 Repairs by Landlord. The Landlord shall, at its sole cost and expense, keep and maintain the foundations, roof, and structural portions of the exterior walls of the Premises (except any walls, whether temporary or permanent, installed by Tenant), in good condition and repair, except for repairs or replacements occasioned or required by reason of the acts of the Tenant, its employees, agents, invitees, licensees, or contractors. The Tenant agrees to give the Landlord written notice of the necessity for repairs or replacements coming to the attention of the Tenant. The Landlord shall not be obligated to make any repair or replacement required of it until notice in writing from Tenant of the need for same. The Landlord shall have a reasonable time after Tenant’s written notice in which to make such repair or replacement. The Landlord shall be responsible for the replacement cost of the heating, air-conditioning and ventilation system and units (excluding HVAC units installed subsequent to January 15, 2007, for which Tenant shall be solely responsible for their replacement cost). The provisions of this Article shall not apply in the event of damage or destruction by fire or other casualty or taking under a power of eminent domain, in which event the obligations of the Landlord shall be controlled by the terms of Article XIII and Article XIV. The Landlord shall not be liable for any damage done to the personal property or leasehold improvements of Tenant occasioned by or from the electrical system, the heating or cooling system, the plumbing and sewer systems, nor for damage occasioned by snow or ice being upon or coming through the roof, walls, windows, doors or otherwise, in, upon or about the Premises, except to the extent resulting from the negligence or unlawful or willful acts of Landlord, its agents, employees, and contractors, or resulting from the failure of Landlord to perform its obligations hereunder; nor for any damage arising from acts or negligence of other occupants of the property of which the Premises is a part. The Landlord shall not be liable for any damage occasioned for failure to keep the Premises in repair, unless the Landlord is obligated to make such repairs under the terms hereof and unless notice of the need for repairs has been given the Landlord and a reasonable time has elapsed and the Landlord has failed to make such repairs. Landlord shall not be liable to Tenant for any damages to person or property resulting from fire or other hazards, except to the extent resulting from the negligence or unlawful or willful acts of Landlord, its agents, employees, and contractors, or resulting from the failure of Landlord to perform its obligations hereunder, regardless of the cause thereof, and the Tenant hereby releases the Landlord from all liability for such damage.

7.02 Repairs by Tenant. Subject only to the obligations of the Landlord set forth in Section 7.01 hereof, the Tenant shall keep and maintain the Demised Premises and every part thereof and any fixtures, facilities or equipment contained therein, in good condition and repair, including, but not limited to floors, the heating, air-conditioning, ventilating, fire protection, electrical, plumbing and sewer systems, the exterior door, security grilles, window frames and all portions of the store front area. Tenant shall (a) make any routine and regularly scheduled repairs thereof, and (b) any non-routine and non-regularly scheduled repairs and maintenance and any replacements thereof. The Tenant shall at its expense contract with a reputable firm for periodic servicing of the heating, air-conditioning, and ventilation systems as recommended by the manufacturer of such equipment. The Tenant shall also at its expense maintain pest (including termite) control, inspection, and treatment of the Demised Premises. If the Tenant refuses or neglects to commence or complete any of the obligations above set forth promptly and adequately, the Landlord may, but shall not be required to do so, make or complete any maintenance or repairs and the Tenant shall pay the cost thereof to the Landlord upon demand as additional rent hereunder. Alterations to the Demised Premises by Tenant, after the Rent Commencement Date hereof shall be made only with prior written consent of the Landlord and under Landlords control and supervision. However, the Landlord’s consent shall not be unreasonably withheld or delayed in case of minor alterations to conform the Demised Premises to the use of Tenant’s business. Regardless of any obligations otherwise imposed upon Landlord, Tenant shall pay for the cost of any repairs or damage resulting from the negligence or the unlawful or willful acts of its employees, agents or invitees, except to the extent covered by insurance required to be carried by Landlord hereunder. Further permission is hereby granted by Landlord to Tenant to upfit the Demised Premises by painting, redecorating or carpet replacement all at the expense of Tenant, it being understood and agreed that the Tenant takes and accepts the Demised Premises in their present condition “as is, where is” after inspection by Tenant and without representation or warranty by Landlord or any agent of Landlord.

7.03 Maintenance of Grounds and Parking, Driveways. In the outdoor areas depicted on Exhibit C, the Tenant shall either use its own personnel or employ a grounds maintenance service to periodically keep the grass and weeds mowed, the shrubs pruned and the driveways, sidewalk and parking areas swept in a neat, clean and sightly condition, with any expenses attendant thereto to be paid by Tenant. In the event that the Landlord in his discretion should reasonably conclude that such grounds and parking area maintenance is not being adequately carried out by said Tenant, then Landlord is hereby authorized to employ a grounds maintenance service at what the Landlord reasonably considers to be a market price for similar services and to bill Tenant the cost thereof on a quarterly or more frequently periodic basis, which the Tenant agrees to pay upon receipt. Tenant shall be responsible for repairs to the parking areas and driveways for any damage caused by excessive wear and tear by Tenant or Tenant’s invitees.

7.04 Alterations and Remodeling. With the permission and prior written consent of the Landlord, which shall not be unreasonably withheld, Tenant may make such alterations, additions, decorations and changes to the interior of the building, parking lot and exterior lighting of the Premises as it deems necessary for its purposes provided that the value of the buildings and improvements are not thereby diminished subject to the following conditions:

a. That if any such work increases any insurance premiums, taxes, or other costs or expenses relating to the Premises, Tenant shall timely and fully pay and satisfy same.

b. That no casualty or mechanics or materialmen’s claims or liens shall be created, and not bonded over by Tenant, upon the Premises or elsewhere by reasons of or with respect to the work or a condition of the Premises thereafter resulting from said work; and

c. That upon expiration or any earlier termination of the Lease, Tenant shall, upon the election of Landlord, promptly remove the alterations and repair and restore the Demised Premises at its cost and expense to the condition existing next prior to installation of the same. Any and all alterations, additions and improvements to the Premises (other than inventory and trade fixtures and equipment) installed by or on behalf of Tenant shall immediately, at Landlord’s option, become part of the Premises .and at the expiration or other termination of this Lease shall be surrendered to the Landlord.

7.05 Compliance with Regulations. Tenant shall comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions boards and officers thereof, which may be applicable to any Tenant improvements. Tenant will likewise observe and comply with the requirements of all policies of public liability, fire and all other types of insurance and all other instruments of record at any time in force with respect to the Demised Premises.

7.06 Tenant’s Right to Contest Regulations. Tenant shall have the right, after notice to Landlord to contest by appropriate legal proceedings, without cost or expense to Landlord, the validity of any law, ordinance, order, rule, and regulation or requirement of the nature herein referred to and to postpone Tenant’s compliance with the same, provided such contest shall be promptly and diligently prosecuted by and at. the expense of Tenant so that Landlord shall not thereby suffer any civil, or be subjected to any criminal, penalties or sanctions and that Tenant shall properly protect and save harmless Landlord against any liability and claims for any such non-compliance or postponement of compliance.

7.07 Satellite Dish. Tenant has the right to install a satellite dish or other electronic transmitter (collectively the “Antenna”) on the roof of the Demised Premises in compliance with all applicable laws. The cost of installation and maintenance thereof and the cost of any repairs to the roof which are necessitated by the installation or repair of the Antenna shall be borne solely by Tenant. Upon the termination of this Lease, Tenant has the right to remove any Antenna, and Tenant shall repair any material damage to the roof occasioned by such removal.

7.08 Utilities. Landlord represents that the Demised Premises are served with heat, water, gas, electricity and other utilities sufficient for Tenant’s use and that all such utilities are separately metered to the Demised Premises. Tenant shall be solely responsible for and shall promptly pay all charges for heat, water, gas electricity or any other utilities used or consumed by Tenant on the Demised Premises.

ARTICLE VIII

USE AND CONDUCT OF BUSINESS

8.01 Use of the Premises. At the commencement of the Term of this Lease, the Demised Premises may be used by the Tenant for office space and warehousing, or other lawful purposes provided such uses shall not affect the insurability of the Demised Premises. The Demised Premises shall not be used for any illegal purposes, or in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass.

8.02 Nuisance. Tenant agrees not to create or allow any nuisance to exist on the Demised Premises, and to abate any nuisance that may arise, promptly and free of expense to Landlord.

ARTICLE IX

QUIET ENJOYMENT

9.01 It is a condition of this Lease is that Landlord has a good and marketable title to the Premises free and clear of all liens and encumbrances except those to which Tenant has specifically consented in writing; that Landlord has the right to lease the same; that Landlord warrants and will defend Premises unto Tenant against the lawful claims of all persons whomsoever; that so long as the rents are being paid in the manner herein provided and the covenants, conditions and agreements herein being all and singularly kept, fulfilled and performed by Tenant, Tenant shall lawfully, peacefully and quietly hold, occupy and enjoy the Premises during the term herein granted without any let, hindrance, ejection or molestation by Landlord or any person claiming under Landlord.

ARTICLE X

ENVIRONMENTAL

10.01 Landlord’s Environmental Warranty. To the best of Landlord’s knowledge, neither Landlord nor any persons with whom Landlord has contracted (a) have caused any violation of any federal, state or local law, ordinance, or regulation enacted related to environmental conditions on or about the Premises, including, but not limited to soil and groundwater conditions. The term “Hazardous Substance” as used herein shall include, without limitation, flammable, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic products, and substances declared to be hazardous or toxic under any law or regulation promulgated by any governmental authority. Landlord agrees to indemnify and hold tenant harmless for the demised premises as a result of the demised premises use prior to January 15, 2007.

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10.02 Hazardous Waste. Tenant covenants and warrants that it will not cause or permit to be brought upon the Demised Premises or installed Improvements thereon any asbestos in any form, urea formaldehyde insulation, transformers or any other equipment which contain dielectric fluid containing levels of polychlorinated biphenyl in excess of fifty parts per million of any other chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal or state authority with the exception of Landlord’s permission to allow Tenant to receive, store, distribute and transport such regulated hazardous material/hazardous substances as are deemed normal and customary stock in Tenant’s industry. The Tenant shall not install, store use, treat, transport or dispose of on the Demised Premises any regulated hazardous or toxic materials or waste, and in the event of any such installation, storage, use, treatment, presence, transportation or disposal during the term of this Lease the Tenant shall remove any such hazardous materials or waste and comply with the regulations and orders of any authority having jurisdiction of the same all at the expense of the Tenant, including necessary removal, cleanup or other remediation, and if Tenant shall fail to proceed with such removal or comply with such regulations or orders the Landlord may declare this Lease in default. Tenant shall indemnify Landlord and hold Landlord harmless from any and all losses, damages or expenses which may be incurred by Landlord for the presence or removal from the Demised Premises of any such hazardous materials or waste related to any activity of Tenant on the Demised Premises and the liability of the Tenant to Landlord under the covenants hereof shall survive termination of this Lease or any transfer of the leasehold estate or the fee estate by either Landlord or Tenant.

10.03 Other. Under no circumstance shall Tenant install or have installed any environmental monitoring wells on the Demised Premises unless so required by an appropriate local, state or federal governmental unit and with full knowledge of Landlord prior to installation of any monitoring wells.

ARTICLE XI

SIGNAGE

11.01 Tenant may furnish and install a storefront sign reasonably acceptable to the Landlord. The Tenant shall not place, erect nor maintain on any exterior surface of the Demised Premises, or anywhere outside of the Demised Premises, any sign, lettering decoration, or advertising, except such signs as may be permitted by the Landlord such approval not to be unreasonably withheld. The Tenant shall, at its expense, maintain such permitted or required signs in a good state of repair and upon vacating the Demised Premises, the Tenant agrees to remove all signs and to repair all damage caused by such removal.

ARTICLE XII

DESTRUCTION

12.01 If, during the Term of this Lease or any extension thereof, the Demised Premises is:

(a) destroyed by fire or any other casualty whatsoever, or;

(b) partially destroyed so as to render the Demised Premises unfit for occupancy or Tenant’s reasonable beneficial use and enjoyment or conduct of Tenant’s usual business therein, or;

(c) destroyed by a casualty this is not covered by the insurance required to be carried by Landlord hereunder;

then Landlord shall make its reasonable determination as to the length of time to complete such repairs within thirty (30) days of the casualty and shall notify Tenant of same as provided herein. In the event restoration is reasonably estimated by Landlord to take more than one hundred fifty (150) days from the date of notice to tenant of such repairs then tenant may terminate the lease.

12.02 In case of the total or partial damage or destruction to the Premises, Landlord shall reenter and repossess the same or any part thereof for the purpose of removing or repairing the loss or damage and shall proceed with due diligence to the repair of same unless, under the foregoing provisions of this Article XIII, the Lease shall have been terminated. The rent during the period of such repairs shall be wholly abated if Tenant is not able to conduct its usual business in any portion of the Demised Premises in the normal course; and if only a portion of the Demised Premises is unavailable to Tenant for Tenant’s reasonable beneficial use and enjoyment or Tenant’s conduct of Tenant’s usual business therein, the rent shall be abated for such dispossession or unavailability pro rata, based on the portion of the Demised Premises in which Tenant is able to conduct its business in the normal course. Any rent abatement under this Article XIII shall commence as of the date of the destruction. If more than twenty percent (20%) of the demised premises is not useable, then the rent shall be wholly abated.

12.03 Landlord shall not be required to rebuild, repair, or replace any part of the personal property, furniture, equipment, fixtures, and other improvements which may have been placed by Tenant within the Demised Premises, unless the damage thereto is caused by the sole negligence or willful act or omission or default hereunder of Landlord or Landlord’s agents, employees, subtenants, assignees, or independent contractors. Any insurance which may be carried by Landlord or Tenant for damage to the Demised Premises or to any personal property, fixtures, and related items therein shall be for the sole benefit of the party carrying such insurance and under its sole control; provided, however, Landlord shall carry insurance for the benefit of Landlord and Tenant sufficient to cover the full replacement cost of the shell of the Demised Premises and an amount equal to the initial Tenant improvements and related allowances set forth in this Lease as well as insurance sufficient to cover Tenant’s furniture, equipment, fixtures, personal property, and other improvements that Landlord shall have liability therefore under this Lease.

12.04 Should the Demised Premises be destroyed or damaged by fire or other casualty that is due to the direct negligence or willful or wanton conduct of Tenant or Tenant’s agents, employees, subtenants, assignees or independent contractors, Landlord may repair such damage, and there shall be no apportionment or abatement of rent.

ARTICLE XIII

CONDEMNATION

13.01 Landlord, within five (5) days of Landlord’s receipt of any notice of the institution of condemnation proceedings or threat thereof with respect to all or any part of the Demised Premises, shall give written notice to Tenant of the same. Tenant shall have the right and option, to terminate this Lease within sixty (60) days after receipt of said notice from the Landlord should such condemnation affect twenty percent (20%) or more of the Demised Premises, or result in the reduction of twenty percent (20%) or more of those parking spaces shown on Exhibit C, or adversely affect any point of access or any driveway that is critical to the conduct of Tenant’s business operations at the Demised Premises, and Tenant determines that such condemnation will interfere with Tenant’s ability to continue its business operations in substantially the same manner or space as existed prior to the condemnation or deed in lieu thereof. Tenant’s obligation under this Lease including, but not limited to, Tenant’s obligation to pay rent hereunder shall cease upon Tenant’s termination of this Lease pursuant to the terms of this Article; however, the Tenant shall be obligated to pay all rent due on or before the date of termination down through the date Tenant surrenders possession of the Premises to the Landlord.

ARTICLE XIV

DEFAULT

14.01 Default by Tenant. The occurrence of any of the following events shall constitute a default under this Lease:

a. Tenant fails to pay any installment of rent within ten (10) business days after such installment is due, and fails to cure such delinquency within five (5) business days after actual receipt of written notice thereof by Tenant from Landlord:

b. Tenant fails to pay any additional item or any other charge or sum required to be paid by Tenant hereunder within thirty (30) days after actual receipt of written notice thereof by Tenant from Landlord; or

c. Tenant fails to perform or commence in good faith and proceed with reasonable diligence to perform any of its covenants under this Lease within thirty (30) days after actual receipt of written notice thereof by Tenant from Landlord; provided, however, that if such default is of a nature that it cannot reasonably. be cured in thirty (30) days, then such period shall be extended for the amount of time reasonably required to cure such default but only if, within such thirty (30) day period, Tenant commences to cure such default and, thereafter, diligently pursues such cure to completion.

14.02 Landlord’s Remedies. In the event Tenant is in default pursuant to the conditions set forth in Section 15.01 above, Landlord, during the continuation of such default, shall have the option of pursuing either of the following remedies:

a. Landlord may terminate this Lease, in which event Tenant immediately shall surrender possession of the Premises. All obligations of Tenant under the Lease, including Tenant’s obligation to pay rent under the Lease, shall cease upon the date of termination except for Tenant’s obligation to pay rent due and outstanding as of the date of termination.

b. Landlord, without terminating the Lease, may require Tenant to remove all property from the Premises within thirty (30) days so that Landlord may re-enter and relet the Premises to minimize Landlord’s damages. In the event Tenant shall fail to remove all property within thirty (30) days after said demand, Landlord shall be entitled to remove Tenant’s property to a storage facility, and all reasonable costs of such removal and storage shall be deemed additional rent under the Lease for which Tenant is responsible for payment. Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder, provided that Landlord shall have an affirmative obligation to use Landlord’s best efforts to reIet the Premises and to mitigate its damages under the Lease.

c. Landlord may accelerate and declare the entire remaining unpaid rent for the balance of this Lease to be immediately due and payable forthwith and may, at once, take legal action to recover and collect the same, such amount being discounted to present value using the prime rate published by a national bank acceptable to Tenant and Landlord and such amount reduced by the amount of rent Landlord will receive by reletting the Premises for the remainder of the term or portion thereof.

d. If this Lease is terminated as set forth, Landlord may relet the Premises (or any portion thereof) for such rent and upon such terms as Landlord is able to obtain (which may be for lower or higher rent, and for a shorter or longer term), and Tenant shall be liable for all damages sustained by Landlord, including but not limited to any deficiency in rent for the duration of the Term or then current Renewal Term (or for the period of time which would have remained in the Term or then current Renewal Term in the absence of any termination, leasing fees, attorneys’ fees, other marketing and collection costs and all repairs required as a result of Tenant’s occupancy of the Demised Premises.

e. Nothing contained herein diminishes any right Landlord may have under South Carolina law to sue Tenant for damages in the event of any default by Tenant under this Lease, or from pursuing any other remedy available to Landlord at law or in equity.

14.03 Waiver of Lien. If the laws of the State in which the Demised Premises are located provide Landlord with a lien, a right of distraint, or any other priority (such rights being referred to herein as “Landlord’s Rights”) with respect to the tangible personal property and trade fixtures (“Collateral”) Tenant now or hereafter locates in the Demised Premises, then Landlord waives, and shall not hereafter assert or enforce, Landlord’s Rights with respect to the Collateral.

14.04 Landlord’s Default. If Landlord either fails to perform any obligation specified in this Lease, or breaches or fails to satisfy any representation, warranty or covenant specified in this Lease then, in addition to any other remedies to which Tenant may be entitled under this Lease, at law or in equity, Tenant may, after the continuance of any such default for ten (10) days (for monetary default or failure to maintain the Demised Premises in a dry and watertight condition) or, except in the case of an emergency, for thirty (30) days (for any other nonmonetary default) after notice thereof by Tenant to Landlord, cure such default or breach, or otherwise take such preventative or protective action respecting the Demised Premises and Tenant’s operations therein as Tenant in good faith reasonably determines to be necessary, appropriate, or expedient, all on behalf and at the expense of Landlord, and do all necessary work and make all necessary payments in connection therewith. Landlord shall pay Tenant the cost so paid by Tenant within ten (10) days after notice from Tenant that such cost has been incurred. If Landlord fails to pay the amount requested by Tenant within such ten (10) day period, then Tenant may recoup from rent thereafter due to Landlord the amount necessary to satisfy the payment of such indebtedness.

ARTICLE XV

BANKRUPTCY OR INSOLVENCY

15.01 In the event that Tenant shall be adjudged bankrupt or insolvent or if any receiver shall be appointed for the business and property of Tenant and not discharged in ninety (90) days, or if any assignment shall be made of Tenant’s property for the benefit of creditors, then Landlord may terminate this Lease forthwith.

ARTICLE XVI

TENANT’S RIGHT TO SUBLEASE AND ASSIGN

16.01 Tenant may not sublet the Premises or assign this Lease without the prior written consent of the Landlord, which shall not be unreasonably withheld and if such consent is granted, Tenant shall remain liable to Landlord for the faithful performance of all of the covenants and conditions, including rental payment, required to be kept and performed under the terms of this lease. Notwithstanding the foregoing, without Landlord’s prior written consent, but with at least fifteen (15) days prior written notice to Landlord, Tenant may assign or sublet all or any part of Tenant’s interest in this lease to any entity which acquires all or a majority of Tenant or Tenant’s business, assets or stock (excluding any stock owned or retained by officers or employees of Tenant) either through purchase or by any merger or consolidation, or any assignment by operation of law, regardless of whether any such occurrence would be characterized by law or otherwise to constitute an assignment or sublet; provided, however, that Tenant shall remain liable and responsible for Tenant’s obligations under this Lease.

16.02 Violation. Any violation of any provision of this Lease, whether by act or omission, by any assignee or subtenant of Tenant, shall be deemed a violation of such provision by the Tenant, it being the intention and meaning of the parties hereto that the Tenant shall assume and be liable to the Landlord for any and all acts and omissions of any and all assignees or subtenants of Tenant. If the Premises or any part thereof is sublet or occupied by any person other than the Tenant, Landlord, in the event of Tenant’s default, may and is hereby empowered to collect rent from the subtenant or occupant; the Landlord may apply the net amount received by it to the rent herein reserved and no such collection shall be deemed a release of the Tenant from the further performance of the covenants herein contained.

ARTICLE XVII

LANDLORD’S RIGHT TO MORTGAGE AND SELL

17.01 Estoppel Certificate. Within five business (5) days after written request therefor by either Landlord or Tenant to the other, or in the event that upon any sale, assignment, hypothecation of the Premises and/or the land thereunder, or a leasehold loan by Tenant of its leasehold estate herein or an Estoppel statement shall be required from Landlord or Tenant, Landlord and Tenant agree to deliver to each other, in recordable form, a certificate to any proposed mortgagee or purchaser, certifying that this Lease is in full force and effect, that there are no defenses thereto, or stating those claimed by Landlord or Tenant, and as to such other matters as may be reasonably requested.

17.02 Subordination and Attornment. Upon Landlord’s request, during the term of this Lease, Tenant shall execute a subordination agreement in recordable form wherein Tenant shall agree that this Lease is and shall be subordinate to the lien of any mortgages in any amount or amounts on all or any part of the land or buildings comprising the Premises, or on or against Landlord’s interest or estate therein; provided that such subordination agreement shall recite that the subordination of Tenant’s interests pursuant thereto are subject to the agreement by the mortgagee named in any such mortgage to recognize the Lease of Tenant in the event of foreclosure of any such mortgage if Tenant is not in default under the Lease. Tenant covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease to the lien of any such mortgage as may be required by the Landlord within ten (10) days of demand therefor. Notwithstanding anything hereinabove contained, in the event the holder of any such mortgage shall at any time elect to have this Lease constitute a prior or superior lien to its mortgage, then and in such event upon any such mortgage holder notifying Tenant to that effect, this Lease shall be deemed prior and superior in lien to such mortgage irrespective of whether this Lease is dated prior to or subsequent to the date of such mortgage or lease.

If Landlord enters into one or more mortgages and Tenant is advised in writing of the name and address of the mortgagee under such mortgage, then this Lease shall not be terminated or canceled on account of any default by the Landlord in the performance of any of the terms, covenants or conditions hereof on its part contained, until Tenant shall have given written notice of such default to such mortgagee, specifying the default, in which event such mortgagee shall have the right to cure Landlord’s default as otherwise provided herein and which cure shall be accepted by Tenant.

Tenant shall, in the event any proceedings are brought for the foreclosure of or in the event of sale under any mortgage made by the Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

17.03 Transfer of Landlord’s Interest. Landlord shall have the right to convey, transfer or assign, by sale or otherwise, all or any part of its interest in this Lease or the Premises at any time and from time to time and to any person, subject to the terms and conditions of this Lease. All covenants and obligations of Landlord under this Lease shall not cease upon the execution of such conveyance, transfer or assignment, but such covenants and obligations shall run with the land and shall be binding upon any subsequent owner thereof.

ARTICLE XVIII

SURRENDER OF PREMISES

18.01 Trade Fixtures. All store fixtures, equipment, and every other item of property not permanently attached to the Premises and not paid for by Landlord, and .any of such items leased by Tenant under bona fide leases from .third party owners, are to remain and be the property of Tenant and Tenant is to have the right and privilege of removing any and all such property and equipment at any time during the continuance of this Lease or any extensions hereof and within thirty (30) days thereafter. In the event the aforesaid equipment is not removed by Tenant within said thirty (30) day period, Tenant shall relinquish its rights to said property/equipment. If said equipment is removed, Tenant shall restore the Premises to their condition prior to the removal of such property. It is further understood and agreed that the buildings and structures installed on the Premises by Landlord, may not be removed by Tenant at the termination of this Lease.

18.02 Surrender. The Tenant shall on the expiration or the sooner termination of the Lease term surrender to Landlord the Premises, including all buildings, replacements, changes, additions, and Improvements constructed or placed by the Tenant thereon, except for all moveable trade fixtures, equipment, and personal property belonging to the Tenant, broom clean, free of sub-tenancies, and in good condition and repair, reasonable wear and tear and casualty excepted.

ARTICLE XIX

SECURITY DEPOSIT

19.01 Tenant shall pay to Landlord the sum of Fifteen Thousand Four Hundred Thirty-Seven and 50/100 Dollars ($15,437.50). (the “Security Deposit”) as security for the full and faithful performance by Tenant of each and every term, covenant and condition of the Lease. Any Security Deposit currently held by Landlord shall be refunded to Tenant upon receipt of the Security Deposit referenced above. Landlord will deposit the Security Deposit with a banking institution having federally insured deposits and all interest, if any, will accrue to Landlord’s benefit. Landlord may combine the Security Deposit with other funds of Landlord as long as permitted by the laws of South Carolina. Upon an Event of Default by Tenant under this Lease, or if Tenant fails to perform any of the terms, provision and conditions of this Lease as and when required, Landlord may use, apply, or retain the whole or any part of the Security Deposit for the payment of any sum due Landlord or which Landlord may expend or be required to expend by reasons of the Event of Default or failure to perform including, but not limited to, any damages or deficiency in the reletting of the Premises, and Tenant will forthwith upon demand restore the Security Deposit to the original sum deposited; provided, however, that any such use, applications or retention by Landlord of the whole or any part of the Security Deposit will not be or be deemed to be an election of remedies by Landlord or viewed as liquidated damages, it being expressly understood and agreed that, notwithstanding such use, application or retention, Landlord will have the right to pursue any and all other remedies available to it under the terms of this Lease or otherwise. In the event Tenant complies with all of the terms, covenants and conditions of this Lease, the Security Deposit, without interest and less amounts due from Tenant to Landlord, will be returned to Tenant within thirty (30) days after Tenant has vacated and surrendered the Premises in accordance with the terms hereof, so long as no event of Default by Tenant will then be existing under the terms of this Lease, which such obligation will survive the termination of this Lease. In the event of a sale of the Building or the project, Landlord will have the right to transfer the Security Deposit and its rights and liabilities associated with same to the purchaser, and in the event of such transfer Landlord will thereupon be released for all liability for the return of the Security Deposit. In such event, Tenant will look solely to the new Landlord for the return of the Security Deposit.

ARTICLE XX

MISCELLANEOUS

20.01 Landlord’s Entry. The Landlord shall have the right, upon prior reasonable notice, to enter upon the Premises at all reasonable times during the term of this Lease for the purposes of inspection, maintenance, repair and alteration and to show the same to prospective Tenants or purchasers.

20.02 Nature and Extent of Agreement. This instrument contains the complete agreement of the parties regarding the terms and conditions of the Lease of the Premises, and there are no oral or written conditions, terms, understandings or other agreements pertaining thereto which have not been incorporated herein. This instrument may be amended from time to time by written addendum signed by both parties. This instrument creates only the relationship of Landlord and Tenant between the parties hereto as to the Premises; and nothing herein shall in any way be construed to impose upon either party hereto any obligations or restrictions not herein expressly set forth. The laws of the State of South Carolina shall govern the validity, interpretation, performance and enforcement of this Lease.

20.03 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder to this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

20.04 Recording. This Lease shall not be recorded; however, upon the request of either party hereto the other party shall join in the execution of a memorandum or so-called “short form” of this Lease for the purpose of recordation. Said memorandum or short form of this Lease shall describe the parties, the Premises and the term of this Lease and shall incorporate this Lease by reference.

20.05 Calculation of Time. Unless specifically stated otherwise, any reference to a specific period of days shall be interpreted as a reference to calendar days; provided however, that if such period would otherwise end on a Saturday, Sunday or generally recognized holiday, then the period shall be deemed to end on the next business day.

20.06 Landlord’s Right to Perform Tenant’s Covenants. Tenant covenants and agrees that if it shall at any time fail to pay any Taxes or other charges to be paid by Tenant in accordance with the provision of Article IV, or to take out, pay for, maintain or deliver any of the insurance policies required by Tenant in Article V, or shall fail, within the time limits after the notice therein specified of any event of default has been given to make any other payment or perform any other act on its part to be made or performed, then Landlord may, but shall not be obligated so to do, and without further notice to or demand upon Tenant and without waiving or releasing Tenant from any obligations of Tenant in this lease contained,

a.	pay any taxes or other charges payable by Tenant pursuant to the provisions of Article IV;

b.	take out, pay for and maintain any of the insurance policies required by Tenant; or

c.	make any other payment or perform any other act on Tenant’s part to be made or performed as in this Lease provided.

20.07 Statement of Lease Commencement Date. Tenant at Landlord’s request, shall from time to time execute and deliver a written statement confirming the commencement and termination dates of the Lease Term.

20.08 Waiver. No delay or omission by Landlord or Tenant in exercising any right or power accruing upon any non-compliance or default by Tenant or Landlord, as the case may be, shall impair any such right or power or be construed to be a waiver of such non-compliance or default, except as otherwise provided to the contrary in this Lease. A waiver by Landlord or Tenant of any of the covenants of this Lease shall not be construed to be a waiver of any succeeding breach of such covenant, or of any other covenant, condition or agreement contained in this Lease. The failure of either party to seek redress for violation of, or to insist on the strict performance of, any covenant of this Lease, whether by express waiver or otherwise, shall not prevent a subsequent action that would have originally constituted a violation, from having all the force and effect of any original violation.

20.09 “Reasonable Consent” Provisions. To the extent any provision of this Lease may call for the “reasonable consent” of either party to be given,” and where written notice is given requesting such consent as provided in Section 20.11, such consent shall be deemed “given” unless a written refusal to consent is sent to the requesting party within ten (10) business days after the mailing of the written request for consent.

20.10 Applicable Law. Any controversy or claim arising out of or relating to this Lease shall be governed by the substantive law of the State of South Carolina without consideration of the conflicts of law rules of said state.

20.11 Notices. Any notice allowed or required by this Lease Agreement shall be in writing, and (i) shall be deemed effective three (3) business days following deposit, with proper postage attached or fee paid when sent by either certified mail or registered mail, return receipt requested, with proper postage prepaid, or (ii) the next business day following deposit with nationally recognized overnight courier (for example, Federal Express). Notices shall be addressed as follows:

By Tenant to Landlord:
EZE Management Properties Limited Partners
P.O. Box 6648
Greenville, SC 29606
Attn: J. Carroll Rushing
By Landlord to Tenant:
Rockwell Medical, Inc.
30142 Wixom Road
Wixom, MI 48393
Attn: Thomas E. Klema

20.12 Captions. The captions or headings at the beginning of articles and sections of this Lease are included for convenience only and in no way define, limit or describe the scope of any provision hereof.

20.13 Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

20.14 Duplicate Counterparts. This Lease may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

20.15 Broker’s Representation. Each party represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall, and do hereby indemnify, defend, and save the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including, without limitation, reasonable attorneys’ fees and expenses. The representations and indemnifications set forth in this Section 21.15 shall survive the cancellation or termination of this Lease.

20.16 Force Majeure. Landlord and Tenant shall be excused for the period of any delay in performing any obligations under this Lease by reason of the wrongful or negligent acts or omissions of the other party, their agents, employees, or contractors, or by reason of labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fires or other casualty, or acts of God (referred to collectively herein as “Force Majeure”). Notwithstanding the foregoing, nothing contained in this Section 21.16 shall excuse either party from paying in a timely fashion any payments due under the terms of this Lease.

20.17 Additional Documents. Each party shall, at the request of the other, execute, acknowledge, (if appropriate) and deliver such additional documents and instruments, and do such other acts as may be necessary or convenient to call out the purposes and intent of this Lease and to permit the Tenant to record this Lease and grant security interests therein. This Lease may be signed in triplicate originals by the parties.

IN WITNESS WHEREOF, signed and executed this 30th day of November, 2012 to be effective as of the date of the above-referenced lease.

LANDLORD:	EZE Management Properties Limited Partners

By:	/s/ J.Carroll Rushing
J. Carroll Rushing

Its:	Chairman

Date of Execution: November 30, 2012

TENANT:	Rockwell Medical, Inc.

By:	/s/ Thomas E. Klema
Thomas E. Klema

Its:	Vice President, CFO & Secretary

Date of Execution: November 30, 2012

EXHIBIT A

SURVEY

EXHIBIT B

FLOOR PLAN

EXHIBIT C

BUILDING SITE PLAN

EXHIBIT D

604 HIGH TECH COURT

SUMMARY OF RENT

	ANNUAL	MONTHLY
BASE RENT
	$185,250.00	$15,437.50
ADDITIONAL RENT
Real estate taxes ($0.779/sf)	$44,400.00	$3,700.00
Insurance	$6,600.00	$550.00
TOTAL RENT	$236,250.00	$19,687.50

EXHIBIT E

OFFICE SITE PLAN